UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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DANA CORPORATION

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DANA CORPORATION

4500 Dorr Street
Toledo, Ohio 43615

Notice of Annual Meeting of Shareholders

To be held on April 18, 2005

To Dana’s Shareholders:

      You are cordially invited to attend Dana Corporation’s 2005 Annual Meeting of Shareholders, which will be held on Monday, April 18, 2005, at 2:00 p.m. (EDT), at our Technical Resource Park, 8000 Yankee Road, Ottawa Lake, Michigan 49267, for the following purposes:

1.	To elect a Board of Directors consisting of ten members;

2.	To ratify the selection of PricewaterhouseCoopers LLP as Dana’s independent auditors for 2005; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      Dana shareholders of record at the close of business on February 22, 2005, are entitled to receive notice of and to vote at this Annual Meeting and any adjournment or postponement thereof.

      Your vote is important. Please read the accompanying Proxy Statement and the voting instructions on the enclosed proxy card. Then, whether or not you expect to attend the Annual Meeting in person and no matter how many shares you own, please vote your shares by completing the proxy card and mailing it to us in the envelope provided or by following the telephone or Internet voting instructions on the proxy card. Voting by proxy will not prevent you from voting in person if you attend the Annual Meeting, but it will help us to assure a quorum and avoid added proxy solicitation costs.

      If you plan to attend the Annual Meeting, please detach the admission ticket that is attached to the proxy card and present the ticket at the door to gain admittance. Tickets will admit only the shareholders named on them and are not transferable. If your shares are held in the name of a trust, bank, broker or other nominee, you should bring a proxy or letter from that entity confirming your beneficial ownership of the shares. Directions to the meeting location are posted on our web site at http://www.dana.com/investors and may also be obtained from our Investor Relations Department, which you can reach by telephone at 419-535-4633 or by e-mail at InvestorRelations@dana.com.

By Order of the Board of Directors,

Michael L. DeBacker
Secretary

March 18, 2005

ANNUAL REPORT, FORM 10-K,

NOTICE OF MEETING AND PROXY STATEMENT

      A copy of Dana’s 2004 Annual Report to Shareholders, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2004, is enclosed with this Notice of Meeting and Proxy Statement. The Annual Report to Shareholders and Form 10-K are not incorporated by reference into this Proxy Statement and shall not be deemed to be solicitation material. You may also find copies of the Annual Report, Form 10-K and this Notice of Meeting and Proxy Statement at our web site at http://www.dana.com/investors.

CONTENTS OF PROXY STATEMENT

Item	Page

Proposals Requiring Your Vote	2
Proposal 1 — Election of Directors
Proposal 2 — Ratification of Selection of Independent Auditors
Expenses of Proxy Solicitation	4
Voting of Proxies	4
Stock Ownership	4
More Than 5% Beneficial Owners; Directors and Executive Officers
The Board and Its Committees	6
Director Independence; Board Meetings; Executive Sessions; Board Committees; Director Attendance at Annual Meetings; Directors’ Compensation; Directors’ Stock Ownership Guidelines
Corporate Governance	9
Director Nominations and Shareholder Communications	9
Director Nominations Generally; Shareholder Nominations for the 2006 Annual Meeting; Shareholder Proposals for the 2006 Annual Meeting; Accounting, Internal Accounting Controls, Auditing or Related Matters; Other Communications to the Board
Audit Committee Report	11
Independent Auditors’ Fees	12
Audit Committee Pre-Approval Policy; Fees for 2004 and 2003
Compensation Committee Report on Executive Compensation	13
Executive Compensation	18
Summary Compensation Table; Option/SAR Grants in Last Fiscal Year; Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values; Long-Term Incentive Plan Awards in Last Fiscal Year; Employment Agreements; Change of Control Agreements; Separation Agreements; Pension Benefits
Equity Compensation Plans	26
Section 16(a) Beneficial Ownership Reporting Compliance	27
Comparison of Five-Year Cumulative Total Return	27
Multiple Shareholders Sharing the Same Address	28
Exhibit A — Dana Corporation Audit Committee Charter	A-1

DANA CORPORATION

4500 Dorr Street
Toledo, Ohio 43615

PROXY STATEMENT

for
Annual Meeting of Shareholders
To be held on April 18, 2005

       This Proxy Statement is furnished by Dana Corporation in connection with the solicitation of proxies for use at the company’s 2005 Annual Meeting of Shareholders, which will be held on Monday, April 18, 2005, at 2:00 p.m. (EDT), at Dana’s Technical Resource Park, 8000 Yankee Road, Ottawa Lake, Michigan 49267, and any and all adjournments or postponements thereof.

      Holders of record of Dana’s common stock, par value $1 per share, at the close of business on February 22, 2005, are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. There were 150,157,908 shares of Dana common stock outstanding at the close of business on that date.

      A majority of the outstanding shares of Dana stock entitled to vote must be present at the Annual Meeting, either in person or by proxy, in order to constitute a quorum for the transaction of business. In determining whether a quorum is present, shares that are voted on any matter presented for vote at the Annual Meeting (including votes withheld with respect to any director-nominees and any abstentions) will be counted and broker shares that are not voted on any matter will not be counted.

      Each shareholder is entitled to one vote per share held on all matters to be voted on. Any shareholder who delivers a proxy card to Dana in the envelope provided or to the above mailing address or who votes by telephone or through the Internet may revoke that vote at any time prior to the use of that vote at the Annual Meeting by submitting a later dated proxy card, by a later dated telephone or Internet vote, or by voting in person at the Annual Meeting.

      This Proxy Statement and the enclosed proxy card were first sent to Dana’s shareholders on or around March 18, 2005.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

      A Board of Directors consisting of ten members will be elected at the Annual Meeting, to hold office until Dana’s next annual meeting of shareholders or until their successors are elected. The Board recommends that you vote FOR the following nominees, each of whom is currently serving as a director of Dana.

      Benjamin F. Bailar and Glen H. Hiner, who have served as Dana directors for many years, have reached the mandatory Board retirement age and are not standing for re-election.

Director-Nominee	Principal Occupation and Business Experience in Past 5 Years

A. Charles Baillie Age 65	Mr. Baillie was formerly Chairman of the Board of The Toronto-Dominion Bank (1998-2003), Chief Executive Officer of Toronto-Dominion (1997-2002) and President of Toronto-Dominion (1995-2000). He has been a Dana director since 1998 and is also a director of Ballard Power Systems Inc., Canadian National Railway Company and TELUS Corporation.

David E. Berges Age 55	Mr. Berges has been Chairman of the Board and Chief Executive Officer of Hexcel Corporation, a leading international producer of composite materials, reinforcements and structures serving aerospace, defense, electronics and other industrial markets, since 2001 and President of Hexcel since 2002. He was previously President of the Automotive Products Group of Honeywell International Inc., a manufacturer of aerospace products and services, specialty materials, automation and control systems and transportation and power systems (1997-2001). He has been a Dana director since February 2004.

Michael J. Burns Age 53	Mr. Burns has been Chief Executive Officer, President and a director of Dana since March 2004, and Chairman of the Board and Chief Operating Officer of Dana since April 2004. He was previously President of General Motors Europe, a vehicle manufacturer (1998-2004).

Edmund M. Carpenter Age 63	Mr. Carpenter has been President and Chief Executive Officer of Barnes Group Inc., a diversified international company serving a range of industrial and transportation markets, since 1998. He has been a Dana director since 1991 and is also a director of Campbell Soup Company.

Richard M. Gabrys Age 63	Mr. Gabrys has been President and Chief Executive Officer of Mears Investments LLC, a family investment company, since June 2004. He was previously Vice Chairman of Deloitte & Touche LLP, a professional services firm providing audit and financial advisory services (1995-2004). He has been a Dana director since December 2004.

Samir G. Gibara Age 65	Mr. Gibara was formerly Chairman of the Board of The Goodyear Tire & Rubber Company, a company which manufactures and markets tires and rubber, chemical and plastic products for the transportation industry and industrial and consumer markets (1996-2003), Chief Executive Officer of Goodyear (1996-2002) and President and Chief Operating Officer of Goodyear (1995-2002). He has been a Dana director since February 2004 and is also a director of International Paper Company.

Director-Nominee	Principal Occupation and Business Experience in Past 5 Years

Cheryl W. Grisé Age 52	Ms. Grisé has been President — Utility Group of Northeast Utilities, a regional provider of energy products and services, since 2001 and Chief Executive Officer of the Group’s principal operating subsidiaries since 2002. She was previously Senior Vice President, Secretary and General Counsel of Northeast Utilities (1998-2001). She has been a Dana director since 2002 and is also a director of MetLife, Inc.

James P. Kelly Age 61	Mr. Kelly was formerly Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc., a package delivery company and global provider of specialized transportation and logistics services (1997-2002). He has been a Dana director since 2002 and is also a director of BellSouth Corporation, Hewitt Associates and United Parcel Service, Inc.

Marilyn R. Marks Age 52	Ms. Marks was formerly Chairman of the Board and Chief Executive Officer of TruckBay.com, Inc., an internet source for goods and services serving the trucking industry (1999-2000) and Chairman of the Board of Dorsey Trailers, Inc., a manufacturer of truck trailers (1987-2000). In 2000, Dorsey Trailers filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. She has been a Dana director since 1994.

Richard B. Priory Age 58	Mr. Priory was formerly Chairman of the Board and Chief Executive Officer of Duke Energy Corporation, a supplier of energy and related services (1997-2003). He has been a Dana director since 1996.

      The Board unanimously recommends that you vote FOR all of these director-nominees. Under Virginia law, where Dana is incorporated, directors are elected by a plurality of votes cast, assuming that a quorum is present. In determining the number of votes cast FOR any director-nominee, votes that are withheld will not be counted. Under the rules of the New York Stock Exchange (NYSE), the election of directors is a “routine” item and brokers may vote the shares they hold on behalf of the beneficial owners with respect to this Proposal without instructions from the beneficial owners. Therefore, there will be no broker “non-votes” on this Proposal.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee has selected PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as Dana’s independent auditors for the fiscal year ending December 31, 2005. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and they are expected to be available to respond to appropriate questions.

      You can find information about the services performed by PricewaterhouseCoopers for Dana in 2004 and 2003 and the fees paid for those services in this Proxy Statement under “Independent Auditors’ Fees.”

      The Board unanimously recommends that you vote FOR Proposal 2. Under Virginia law, approval of this Proposal requires that the votes cast in favor of the Proposal exceed the votes cast in opposition to the Proposal, assuming a quorum is present. Abstentions will not be counted in determining the number of votes cast for or against this Proposal. Under NYSE rules, brokers may vote the shares they hold on behalf of the beneficial owners with respect to this Proposal without instructions from the beneficial owners. Therefore, there will be no “broker non-votes” on this Proposal.

EXPENSES OF PROXY SOLICITATION

      Dana will pay the cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees may solicit proxies, without any additional compensation, by telephone, e-mail, facsimile, telegram or personal meeting. We have also engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to provide customary solicitation services for a fee of $12,000, plus expenses. Upon request, we will pay the reasonable expenses of brokers, dealers, banks, voting trustees, and their nominees who are holders of record of Dana stock on the record date, for mailing the Annual Report, Notice of Meeting, Proxy Statement and proxy card to the beneficial owners of such shares.

VOTING OF PROXIES

      All shares of Dana stock represented by properly executed and delivered proxies will be voted in accordance with the directions of the shareholders giving the proxies. If no directions are given, such proxies will be voted FOR the election of all of the director-nominees named in Proposal 1 and FOR Proposal 2. If any named director-nominee becomes unavailable for election for any reason, the proxies will be voted for any substitute nominee who is recommended by the Board. The Board does not know of any other business that has been submitted for consideration at the Annual Meeting. If any other business not set forth in the Notice of Meeting properly comes before the Annual Meeting, the proxy holders will have discretionary authority to vote the shares for which they hold proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP

More Than 5% Beneficial Owners

      The following persons have filed reports with the U.S. Securities and Exchange Commission (SEC) stating that they beneficially own more than 5% of Dana’s common stock.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302(1)	17,169,182	11.46%

Capital Research and Management Company 333 Hope Street Los Angeles, California 90071(2)	15,592,700	10.4%

Gabelli Asset Management Inc. One Corporate Center Rye, New York 10580(3)	10,653,838	7.17%

(1)	Lord, Abbett & Co. LLC reported in a Schedule 13G filed on February 14, 2005, that as of December 31, 2004, it was the beneficial owner of 17,169,182 shares of Dana stock, for which it has sole voting and dispositive power.

(2)	Capital Research and Management Company reported in a Schedule 13G filed on February 11, 2005, that as of December 31, 2004, it was the beneficial owner of 15,592,700 shares of Dana stock, for which it has no voting power and sole dispositive power.

(3)	Gabelli Asset Management Inc. reported in a Schedule 13D dated December 4, 2003, that the following reporting persons beneficially owned an aggregate of 10,653,838 shares of Dana stock: Gabelli Funds, LLC beneficially owned 2,230,400 shares (with sole voting and dispositive powers for all such shares); GAMCO Investors, Inc. beneficially owned 8,259,438 shares (with sole voting power for 7,479,999 of such shares and sole dispositive power for all such shares); Gabelli Securities, Inc. beneficially owned 141,000 shares (with sole voting and dispositive power for all such shares); and MJG Associates, Inc. beneficially owned 23,000 shares (with sole voting and dispositive power for all such shares).

Directors and Executive Officers

      Our directors, nominees and executive officers have furnished the following information about their beneficial ownership of Dana common stock, options and units with a value tied to Dana common stock as of February 1, 2005.

	Stock Ownership,	Stock Units
	Including Restricted Stock,	Representing
	Restricted Stock Units and	Deferred	Percent
Name of Beneficial Owner	Exercisable Options (1)	Compensation (2)	of Class

Directors and Nominees
Benjamin F. Bailar	30,000 shares	11,332 units	*
A. Charles Baillie	20,000 shares	17,754 units	*
David E. Berges	4,000 shares	5,868 units	*
Michael J. Burns	298,451 shares	No units	*
Edmund M. Carpenter	31,238 shares	42,829 units	*
Richard M. Gabrys	No shares	No units	*
Samir G. Gibara	No shares	3,670 units	*
Cheryl W. Grisé	6,000 shares	4,490 units	*
Glen H. Hiner	28,000 shares	20,888 units	*
James P. Kelly	8,000 shares	8,130 units	*
Marilyn R. Marks	31,250 shares	17,332 units	*
Richard B. Priory	29,000 shares	30,979 units	*

Named Executive Officers
William J. Carroll	397,524 shares	No units	*
Bernard N. Cole	341,553 shares	24,428 units	*
Marvin A. Franklin, III	381,211 shares	19,010 units	*
Charles F. Heine	285,911 shares	15,826 units	*
James M. Laisure	270,520 shares	39,932 units	*
Terry R. McCormack	56,679 shares	No units	*
Robert C. Richter	347,553 shares	26,641 units	*

Directors, nominees and all executive officers as a group (19 persons)	2,566,890 shares	289,109 units	1.91%

*	Less than 1%

(1)	All shares in this column were beneficially owned directly and each beneficial owner had sole voting and dispositive power for such shares except as follows: Mr. Bailar indirectly owned 900 shares that were held in a trust for which he was trustee; Ms. Marks indirectly owned 4,000 shares that were held in trusts for which she was a trustee; and Mr. Priory indirectly owned 3,000 shares that were held by his children.

This column includes the following shares subject to options exercisable within 60 days that were granted to the non-management directors under the Directors’ Stock Option Plan and to the executive officers under the Amended and Restated Stock Incentive Plan: Mr. Bailar, 27,000 shares; Mr. Baillie, 15,000 shares; Mr. Carpenter, 27,000 shares; Ms. Grisé, 3,000 shares; Mr. Hiner, 27,000 shares; Mr. Kelly, 6,000 shares; Ms. Marks, 27,000 shares; Mr. Priory, 21,000 shares; Mr. Burns, 127,500 shares; Mr. Carroll, 378,000 shares; Mr. Cole, 231,500 shares; Mr. Franklin,

299,500 shares; Mr. Heine, 187,500 shares; Mr. Laisure, 176,500 shares; Mr. McCormack, no shares; Mr. Richter, 272,750 shares; and the directors, nominees and all executive officers as a group, 1,826,250 shares.

This column includes 165,687 restricted stock units that were granted to Mr. Burns under the Amended and Restated Stock Incentive Plan as of March 1, 2004. You can find more information about the terms of this grant in the Compensation Committee Report on Executive Compensation.

This column also includes shares of restricted stock that were granted to the named executive officers other than Mr. Burns under the 1999 and 1989 Restricted Stock Plans and the restricted stock units into which some such restricted shares have been converted. Under these plans, the Compensation Committee selects the individuals to receive grants of restricted stock and determines the terms of the grants. The outstanding grants are subject to a minimum 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. Restricted stock units for which the restrictions have lapsed or terminated are payable in Dana stock upon termination of the holder’s employment with Dana or a subsidiary.

Dividends are paid on the restricted shares and restricted stock units and may be paid in cash or stock, as the Committee determines. For all outstanding restricted shares and restricted stock units, dividends are paid in the form of additional restricted shares or units, accrued at the same times and rates as cash dividends are paid to Dana’s shareholders.

You can find more information about the number of restricted shares and restricted stock units owned by the named executive officers in Note 3 to the Summary Compensation Table.

(2)	This column includes stock units representing deferred compensation which have been credited to the Stock Accounts of the non-management directors under the Director Deferred Fee Plan and to the Stock Accounts of the executive officers under the Additional Compensation Plan. These units may ultimately be distributed in the form of Dana stock, cash, or a combination of stock and cash, at the election of the plan participants and according to the terms of the plans. This column does not show deferred compensation credited to the Interest Equivalent Accounts of the non-management directors and executive officers under these plans, which may also be distributed in the form of Dana stock and/or cash.

THE BOARD AND ITS COMMITTEES

Director Independence

      The Board currently consists of twelve directors, including Messrs. Bailar and Hiner, who are not standing for re-election. The Board has determined that all of the non-management directors who are standing for re-election are “independent directors” as defined by the NYSE. In making that determination, a director who met the independence requirements set out in Section 303A of the NYSE Listed Company Manual and who did not have any “material relationship” with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) was deemed to be an “independent director.” The beneficial ownership of Dana stock in any amount, by itself, and any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship not required to be reported in this Proxy Statement or our annual report on Form 10-K under Item 404 of SEC Regulation S-K was deemed to be an “immaterial relationship.”

Board Meetings

      The Board and its Committees may meet in person or by telephonic conference. During 2004, the Board held five regularly scheduled meetings and eight special meetings. All directors who are standing for re-election attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 2004. Mr. Gabrys, who was elected to the Board in December 2004, attended the December Board and Audit Committee meetings.

Executive Sessions

      Our non-management directors hold executive sessions, without management present, in conjunction with each regularly scheduled Board meeting. The Committee Chairmen rotate leadership of these sessions, depending on the nature of the items expected to be discussed at each session.

Board Committees

      Our Board Committees are described below. The Board has adopted a charter for each of these Committees, setting out its purpose, organization, responsibilities and authority. You can find these charters on our web site at http://www.dana.com/investors.

      Audit Committee. This Committee appoints Dana’s independent auditors (subject to shareholder ratification at each annual meeting) and the firm reports directly to the Committee. The Committee assists the Board in its oversight of the integrity of Dana’s financial statements, Dana’s compliance with legal and regulatory requirements, the independent auditors’ qualifications, independence and performance and the performance of Dana’s internal audit function. All members of the Committee are non-management directors who meet applicable independence and expertise requirements under the Securities Exchange Act of 1934, as amended (the Exchange Act) and the rules of the SEC and NYSE. Currently, the members are Mr. Carpenter (Chairman), Mr. Bailar, Mr. Gabrys, Mr. Gibara, Ms. Grisé and Ms. Marks. The Board has determined that each of the current members of the Committee is an “audit committee financial expert” as defined by the SEC. The Committee met eight times in 2004.

      Compensation Committee. This Committee discharges the Board’s responsibilities relating to compensation of the Chief Executive Officer (CEO) and other senior executives. The Committee has overall responsibility for approving and evaluating all of Dana’s compensation plans, policies and programs as they affect the CEO and the senior executives and is responsible for producing the Compensation Committee Report on Executive Compensation which appears in this Proxy Statement. All members of the Committee are non-management directors who meet applicable independence requirements under the rules of the NYSE and qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the Code). Currently, the members are Messrs. Priory (Chairman), Baillie, Berges and Kelly. The Committee met seven times in 2004.

      Finance Committee. This Committee is comprised of the former Finance and Funds Committees, which were merged in April 2004. The Committee assists the Board in its oversight of Dana’s financial condition, liquidity and results of operations and its oversight of Dana’s pension plans and funds. Currently, the members are Messrs. Hiner (Chairman), Baillie, Berges, Gabrys, Kelly and Priory. The Finance Committee met five times in 2004.

      Governance and Nominating Committee. This Committee, which was formerly known as the Advisory Committee, serves as the Board’s governance and nominating committee. The Committee makes recommendations to the Board regarding Board governance matters, assists the Board in its evaluation of Board and Board Committee activities, seeks qualified individuals to serve as directors of Dana, recommends director-nominees to the Board and assists the Board in its oversight of Dana’s management succession planning. When the Board is not in session, and when convened by and for that purpose by the Chairman of the Board, this Committee may serve as an “executive committee” of the Board and has the full authority of the Board except as restricted by Virginia law. All members of the Committee are non-management directors who meet applicable independence requirements under the Exchange Act and the rules of the SEC and the NYSE. Currently, the members are Mr. Bailar (Chairman), Mr. Carpenter, Mr. Gibara, Ms. Grisé and Ms. Marks. The Committee met five times in 2004.

Director Attendance at Annual Meetings

      For many years, Dana, which is incorporated in Virginia, held its annual meetings at the company’s registered office in Richmond, where senior company representatives met with shareholders, reported on the state of the company and answered questions. Last year, our Board adopted a policy of encouraging all directors standing for election to attend the annual meeting of shareholders, and we held our annual meeting in the Toledo, Ohio area, where we have our principal executive offices. In accordance with the new policy, all of our directors standing for re-election were present.

Directors’ Compensation

      Our non-management directors receive a $40,000 annual retainer for service on the Board. In addition, the Chairmen of the Audit and the Compensation Committees each receive an annual retainer of $15,000 and the other members of these Committees receive an annual retainer of $5,000. The Chairmen of the Finance and the Governance and Nominating Committees each receive an annual retainer of $10,000 and the other members of these Committees receive an annual retainer of $2,500. Non-management directors also receive a fee of $1,500 for each Board or Committee meeting attended in person and $1,000 for each meeting attended telephonically. All non-management directors may attend all Committee meetings, whether or not they are members of the Committee, and they are paid a fee for all Committee meetings attended. Non-management directors are reimbursed for expenses and may have use of company aircraft and facilities in connection with travel to and from, and attendance at, Board and Committee meetings and the performance of Board services. During 2004, the following non-management directors had imputed compensation in the following amounts as a result of their personal use of company facilities: Mr. Bailar, $3,226; Mr. Berges, $3,333; Mr. Carpenter, $5,833; Mr. Hiner, $449; Ms. Grisé, $4,167; and Mr. Kelly, $1,256.

      Non-management directors are also furnished with $25,000 in group term life insurance, on a grossed-up basis, and may be reimbursed for tuition and fees for attending accredited educational programs relating to Board and corporate governance matters. They may also participate in the Dana Foundation Matching Gifts Program, under which the Foundation will match gifts by current and retired Dana directors and certain full-time employees and retirees to accredited U.S. educational institutions up to $7,500 in the aggregate per donor per year.

      Our non-management directors participate in Dana’s Director Deferred Fee Plan, under which their Stock Accounts are credited annually with a number of units equivalent to the number of whole shares of Dana stock that could have been purchased for $75,000, assuming a purchase price equal to the average of the high and low trading prices of the stock on the grant date, as reported in the New York Stock Exchange Composite Transactions. The directors may also elect to defer payment of their retainers and fees for Board and Committee service under this plan. Deferred amounts are credited to an Interest Equivalent Account and/or a Stock Account maintained for the director, as he or she elects. The number of units credited to the Stock Account is based on the amount deferred and the market price of Dana stock. Stock Accounts are credited with additional units when cash dividends are paid on Dana stock, based on the number of units in the Stock Account and the amount of the dividend. Distributions under the plan are made when the director retires, dies or terminates service with Dana, in the form of cash and/or Dana stock. At the time of distribution, the value of any units in the director’s Stock Account is based on the market value of Dana stock at that time.

      For many years, we had successive stock option plans for directors. The last of these was the 1998 Directors’ Stock Option Plan, which was terminated in April 2004. This plan provided for automatic annual grants of options for 3,000 shares of Dana stock to non-management directors. The options were priced at the fair market value of Dana stock on the date of grant and had 10-year terms, except that in the event of a director’s death or retirement, they became exercisable within specified periods following such event. The options that were outstanding when this plan was terminated remained exercisable in accordance with their terms. The last of these options will expire in 2013 if not exercised before then.

Directors’ Stock Ownership Guidelines

      Under guidelines adopted by our Board in February 2004, each of our non-management directors is expected to acquire shares of Dana stock with a value equal to five times the annual Board retainer within a period of five years from the time the guidelines were adopted (for directors then in office) or the time he or she first becomes a director (for directors elected thereafter) and to hold such shares during his or her tenure on the Board.

CORPORATE GOVERNANCE

      A commitment to ethical business conduct is a fundamental shared value of our Board, management and employees. Our Standards of Business Conduct constitutes the code of conduct for officers and employees required by the NYSE and contains the code of ethics for the CEO and senior financial officers required by the SEC. Our Directors’ Code of Conduct constitutes the code of conduct for directors required by the NYSE. You can find both of these documents, as well as our Board Governance Principles, on our web site at http://www.dana.com/investors.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Director Nominations Generally

      The Governance and Nominating Committee will consider candidates to serve as Dana directors who are recommended, from time to time, by our shareholders. Recommendations must be in writing, addressed “Attention: Chairman, Governance and Nominating Committee,” and delivered to the mail or street address provided at the end of this section. The Committee also engages third-party search firms from time to time to assist it in identifying and evaluating nominees for director and Dana pays fees to such parties for such services.

      To qualify for consideration as a director-nominee, non-management candidates must have experience as a principal executive officer, principal financial officer or principal accounting officer (or an officer of equivalent position) of a corporation, university, government unit or other organization of substantial size and scope. In addition, candidates should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in Dana; have no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Dana and its shareholders; and have the ability and willingness to spend the time required to function effectively as a Dana director. It is desirable that candidates have international experience and an understanding of the complexities of a large multifaceted, global business organization.

      The Committee evaluates candidates, whether recommended by shareholders, other individuals or the search firms, in the same manner. It reviews biographical information furnished by or about the potential nominees to determine whether they have the experience and qualities discussed above. When a Board vacancy occurs or is anticipated, the Committee determines which of the qualified candidates to interview, based on the current needs of the Board and the company, and members of the Committee meet with these individuals. If, after such meetings, the Committee determines to recommend any candidate to the Board for consideration, that individual is invited to meet with the entire Board. The Board then determines whether to select the individual to fill the vacancy.

Shareholder Nominations for the 2006 Annual Meeting

      Shareholder nominations for directors to be presented at our 2006 annual meeting of shareholders must comply with the following procedures and such other requirements as may be imposed by Virginia law, the Exchange Act and the rules and regulations of the SEC. First, the nomination must be in writing, addressed “Attention: Chairman, Governance and Nominating Committee,” and delivered to the mail or street address provided at the end of this section. Second, the nomination must include the information and representations described in Section 3.3 of Dana’s By-Laws. Third, the nomination must be received before the close of business on January 18, 2006 (or, if the 2006 meeting is called for a date not within 30 calendar days before or after April 18, before the close of business on the tenth calendar day following the date on which Dana mails the notice of the meeting or makes a public announcement of the meeting date, whichever occurs first).

Shareholder Proposals for the 2006 Annual Meeting

      Shareholder proposals to be considered for inclusion in Dana’s proxy materials for our 2006 annual meeting must comply with the following procedures and any other requirements that are imposed by Virginia law, the Exchange Act or the rules and regulations of the SEC. First, each proposal must be in writing, addressed “Attention: Chairman, Governance and Nominating Committee,” and delivered to the mail or street address provided at the end of this section. Second, the proposal must include the information and representations that are set out in Exchange Act Rule 14a-8 and Section 3.3 of Dana’s By-Laws. Third, the proposal must be received by the Chairman of the Governance and Nominating Committee on or before November 18, 2005 (or, if the 2006 annual meeting is called for a date not within 30 calendar days before or after April 18, within a reasonable time before we begin to print and mail our proxy materials for the meeting).

      Other shareholder proposals intended to be presented at the 2006 annual meeting must be submitted in writing, addressed and delivered as described above. All such proposals must contain the information and representations referred to above and must be received by the Chairman of the Governance and Nominating Committee by the close of business on January 18, 2006 (or, if the 2006 annual meeting is called for a date not within 30 calendar days before or after April 18, before the close of business on the tenth calendar day following the date on which Dana mails the notice of the meeting or makes a public announcement of the meeting date, whichever occurs first).

Accounting, Internal Accounting Controls, Auditing or Related Matters

      Complaints and concerns about accounting, internal accounting controls, or auditing or related matters pertaining to Dana or its consolidated subsidiaries may be submitted by writing to the Chairman of the Audit Committee, addressed “Attention: Chairman, Audit Committee,” and delivered to the mail or street address provided at the end of this section. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” Complaints and concerns may also be submitted in the United States and Canada by calling the Dana Ethics and Compliance Helpline toll-free at 1-888-214-3262.

Other Communications to the Board

      Other communications to the Board, any Board Committee, the non-management directors as a group or any individual director should be in writing and addressed to the attention of the Chairman of the Board, the Chairman of the particular Committee, the Non-Management Directors or the individual director, as applicable, and delivered to Dana Corporation at either our mail address (P.O. Box 1000, Toledo, Ohio, U.S.A. 43697) or our street address (4500 Dorr Street, Toledo, Ohio U.S.A. 43615).

AUDIT COMMITTEE REPORT

To Dana’s Shareholders:

      We have reviewed and discussed with management Dana’s audited consolidated financial statements for the fiscal year ended December 31, 2004.

      We have discussed with Dana’s independent auditors, PricewaterhouseCoopers LLP (PricewaterhouseCoopers), the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

      We have received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with PricewaterhouseCoopers its independence.

      Based on the foregoing review and discussions, we have recommended to the Board of Directors that the audited financial statements referred to above be included in Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, to be filed with the Securities and Exchange Commission (SEC).

      We have discussed with Dana’s senior management and with PricewaterhouseCoopers the review of the company’s reporting and internal controls undertaken in connection with certifications by the Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act) in certain of Dana’s filings with the SEC. We have also reviewed and discussed such other matters as we deem appropriate, including Dana’s compliance with Section 404 and other provisions of the Sarbanes-Oxley Act and rules adopted or proposed by the SEC and the New York Stock Exchange.

      The Board revised our Charter in July 2004, and a copy of the new Charter is included in this Proxy Statement as Exhibit A. The Board will continue to review our Charter annually and to make such revisions as it deems appropriate.

Submitted by,

Edmund M. Carpenter, Chairman
Benjamin F. Bailar
Richard M. Gabrys
Samir G. Gibara
Cheryl W. Grisé
Marilyn R. Marks

INDEPENDENT AUDITORS’ FEES

Audit Committee Pre-Approval Policy

      The Audit Committee pre-approves the audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of such pre-approved services and the pre-approved cost levels. Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Committee. Any services exceeding pre-approved cost levels also require specific pre-approval by the Committee. Management monitors the services rendered and the fees paid for the audit, audit-related, tax and other pre-approved services and reports at least quarterly to the Audit Committee on these matters.

Fees for 2004 and 2003

      PricewaterhouseCoopers’ aggregate fees for professional services rendered to Dana worldwide were $22.5 million in the fiscal year ended December 31, 2004, and $16 million in the fiscal year ended December 31, 2003. Details of these fees are shown in the following table. Dollars in the table are shown in millions. All of these fees were pre-approved by the Audit Committee.

Service	2004 Fees	2003 Fees

Audit of consolidated financial statements	$10.5	$5.7
Securities Act filings and registrations	0.1	—

Total Audit Fees	$10.6	$5.7

Assistance with financial accounting and reporting matters	$0.5	$0.4
Sarbanes-Oxley Sec. 404 Controls Project assistance	—	0.5
Other audit services, including audits in connection with divestitures, joint venture and debt agreements	4.4	1.5
Financial due diligence related to acquisitions and divestitures	3.8	1.6
Employee benefit plan audits	0.7	0.6
Tax attestation in non-US jurisdictions	0.1	0.2

Total Audit-Related Fees	$9.5	$4.8

Tax consulting and planning services	$1.3	$2.6
Tax compliance services	0.8	1.3
Executive tax services	—	0.2
Expatriate tax services	—	0.1
Other tax services	0.2	—

Total Tax Fees	$2.3	$4.2

Actuarial compliance and consulting services	$—	$1.2
Other	0.1	0.1

Total Other Fees	$0.1	$1.3

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To Dana’s Shareholders:

      Our Committee is responsible for discharging the Board’s responsibilities relating to the compensation of Dana’s Chief Executive Officer (CEO) and other senior executives. We have overall responsibility for approving and evaluating all of Dana’s compensation plans, policies and programs as they affect the CEO and the senior executives. We are furnishing this Report on behalf of the Board to inform you about our executive compensation policies and practices.

      You can find more information about our Committee in the “The Board and Its Committees” section of this Proxy Statement. Our purpose, organization and responsibilities are also described in our Charter, which is available on Dana’s Internet web site at http://www.dana.com/investors.

Executive Compensation Philosophy

      We review our executive compensation philosophy annually. The key principles that we adopted in 2004, and have re-affirmed for 2005, are as follows:

•	The caliber and motivation of Dana’s management team and the quality of its leadership make a significant difference in the company’s long-term performance.

•	Our goal as a Committee is to develop and administer executive compensation policies, linked to Dana’s strategic business objectives, which will attract and retain a highly qualified senior management team committed to the company’s long-term success.

•	Compensation for the senior management team should vary with Dana’s financial and operating performance. Target base salaries should be at the median of those for selected peer group companies. Incentives should provide significant leverage for superior performance and be directly linked to the creation of shareholder value. Cash-based short-term incentive opportunities should be linked to annual corporate, operating unit and/or individual performance objectives. A substantial portion of total compensation should be at risk and delivered through long-term equity or stock-based incentives which align the interests of management with those of Dana’s shareholders through performance-based vesting of awards. A portion of equity-based incentive compensation should further our goals of executive retention through time-based vesting of awards.

•	Performance-based compensation provided to the CEO and those other senior executives who are “covered employees” under Section 162(m) of the Internal Revenue Code (the Code) (generally the executive officers named in the Summary Compensation Table) should comply with Code requirements that qualify such compensation as tax-deductible for Dana, unless we determine that it is in Dana’s best interest in any particular circumstances to provide compensation that is not tax-deductible.

Executive Compensation Program

      The CEO, other executive officers named in the Summary Compensation Table, and other key employees whom we designate from time to time, participate in Dana’s executive compensation program. The key elements of the program are base salary, annual cash incentives and long-term equity or stock-based incentives. We also consider employment arrangements (including perquisites), change of control arrangements, and retirement benefits. You can find information about employment and change of control agreements and pension benefits with respect to the CEO and the other executive officers named in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement.

      In making our compensation decisions, we consider competitive market data provided by an outside compensation consultant retained by management and reviewed by our own independent outside compensation consultant. This data compares Dana’s compensation levels, and the relationship between Dana’s compensation levels and corporate performance, with those of companies in a peer group. The companies in this group have national and international business operations and lines of business comparable to Dana’s. We review and change these companies from time to time to maintain an appropriate comparison group. Currently, there are 17 companies in the peer group. They are not identical to the companies represented in the stock performance graph in this Proxy Statement, since we believe that Dana’s competitors for executive talent are a broader group than the companies in the Standard & Poor’s Auto Parts & Equipment Index.

      Base Salaries. We determine the base salaries for the CEO, the other executive officers named in the Summary Compensation Table, and certain other senior executives (currently 15 persons) annually. We make these determinations on an individual basis, taking into consideration the executive’s responsibilities, performance, contributions to Dana’s success and tenure in the job; internal equity among positions; and the pay practices for comparable positions within the peer group companies. We may adjust an individual’s salary during the year based on changes in his responsibilities.

      In December 2003, we established annual base salaries for 2004, effective January 1, ranging from $401,580 to $546,000 for the executive officers named in the Summary Compensation Table, other than Mr. Carroll and Mr. Burns. We had previously set Mr. Carroll’s annual base salary at $620,000 when he assumed the responsibilities of Acting President and Chief Operating Officer, following the death of Dana’s former CEO in September 2003. Mr. Carroll served in these positions until March 1, 2004. When he retired from service with Dana, we approved the terms of his retirement agreement, which is discussed in the “Executive Compensation” section of this Proxy Statement.

      Mr. Burns’ annual base salary was set at $950,000 when he became CEO, President and a director of Dana in March 2004, and was increased to $1,000,000 when he became Chairman of the Board and Chief Operating Officer in April, under the terms of his employment agreement with Dana. This agreement was negotiated at arms length by a Special Committee of the Board of Directors, chaired by Mr. Hiner, with the advice of our Committee’s independent outside compensation consultant.

      In April, we increased Mr. Cole’s salary from $440,000 to $465,000 in recognition of his assuming responsibility for the Structural Solutions Group and Mr. Laisure’s annual base salary from $401,580 to $465,000 in recognition of his promotion to head the combined Automotive Systems and Engine and Fluid Management Groups. In December, we agreed to increase Mr. Cole’s salary to $515,000 on or before March 1, 2005, and to $535,000 on or before March 1, 2006, as an inducement for him to postpone his retirement from Dana until February 28, 2007.

      In 2004, Mr. Burns’ annual base salary was at the median of that of chief executive officers in Dana’s peer group companies and the annual base salaries of the other executive officers named in the Summary Compensation Table were at the median of those of persons in comparable positions in the peer group companies.

      Annual Incentives. The CEO and other senior executives have an opportunity to earn annual bonuses under Dana’s Additional Compensation Plan and, from time to time, under other incentive arrangements which we approve. Award opportunities under the Additional Compensation Plan vary based on the individual’s position and base salary. Bonus payments are based primarily on the success of Dana and/or its operating units in attaining specified levels of performance under one or more business criteria that we have established in advance. We set the performance goals annually, based on the company’s short-term strategic direction and industry conditions. Part of the annual bonus may also be based on the achievement of pre-established personal performance goals. We have discretion under the Additional Compensation Plan to make equitable adjustments in the pre-established performance goals (to the extent that such adjustments are consistent with the Code requirements for covered employees) in recognition of unusual or non-recurring events affecting the company. We also have discretion to modify any bonuses earned by participants under the Plan upward or downward as much as 20% based on individual performance, except that we may not make upward adjustments with respect to the covered employees.

      We selected net income and return on invested capital (ROIC) as the corporate business criteria for determining 2004 bonuses under the Additional Compensation Plan. In addition to the corporate business criteria, some participants had business criteria relating to their operating units and/or personal performance goals. We also set the 2004 performance levels, target bonus opportunities ranging from 40% to 100% of base salary, and a maximum performance level at which bonuses up to a maximum of 70% to 200% of base salary would be paid. The achievement of the threshold performance level for the corporate business criteria was required for payment of 2004 awards calculated under the corporate component of the Additional Compensation Plan. The achievement of the operating unit business criteria and/or personal performance goals, where applicable, was required for payment of awards calculated under those components of the Plan.

      In February 2005, we reviewed Dana’s 2004 financial results. In 2004, the company did not achieve the threshold performance levels of net income and ROIC that we had established under the Additional Compensation Plan and, accordingly, no bonuses were payable under the Plan for the corporate performance component. However, Dana’s income in 2004 was significantly impacted by unusual charges in the fourth quarter related to the sale of the company’s automotive aftermarket businesses, debt retirement, and the consolidation and realignment of certain manufacturing operations. These actions were taken by management, with the approval of the Board, to reposition the company for long-term performance and growth. In the circumstances, we determined to award discretionary bonuses for 2004 to the persons who would have been eligible to receive bonuses under the Plan with respect to the corporate performance component, to reward their contributions to the repositioning efforts. As a result, Messrs. Richter, Cole, Laisure, Heine, Franklin and McCormack received discretionary bonuses for 2004. The discretionary bonuses for these covered employees (which ranged from approximately 23% to 36% of salary earned in 2004) are shown in the Summary Compensation Table. These bonuses did not cause the remuneration paid to the covered employees to exceed the tax-deductible threshold under Code Section 162(m). The bonuses paid to the other persons among the 15 most highly compensated executives averaged approximately 37% of salary earned in 2004.

      In view of the fact that, under his employment agreement, Mr. Burns was entitled to a minimum bonus for 2004 equal to 100% of his annual base salary, we did not provide him with any further bonus amounts. He was awarded the $1,000,000 bonus that is shown in the Summary Compensation Table. A substantial portion of this bonus will not be deductible to Dana under Code Section 162(m).

      Long-Term Equity Incentives. In 2004, we restructured Dana’s long-term equity incentive program to move from fixed-share to dollar value grants based on the market-competitive target values that we established for each of the executive pay grades. In February, we granted long-term equity incentives to the executive officers named in the Summary Compensation Table (other than Messrs. Burns, Carroll and McCormack) and to other key employees. Each grant consisted of (i) stock options (50% of the target value) and performance stock awards (30% of the target value) which were granted under the Amended and Restated Stock Incentive Plan and (ii) restricted stock (20% of the target value) which was granted under Dana’s 1999 Restricted Stock Plan. These stock options vest on a pro rata basis over a period of four years and the restricted shares vest at the end of a five-year period, contingent upon the executive’s continued employment with Dana or a subsidiary during such period. Vesting of the performance stock awards is tied to 2004-2006 corporate performance and is contingent upon Dana’s achievement of a cumulative absolute earnings per share performance goal and a relative ROIC performance goal compared to Dana’s peer group companies.

      In December, as a part of the agreement to retain Mr. Cole’s services until 2007, we agreed to provide him, under the long-term incentive program, with (i) a grant of restricted stock in 2005 having a market value of $248,000 at the date of grant and (ii) a grant of restricted stock in 2006 having a market value of up to $248,000 at the date of grant, contingent on the 2005 performance of his strategic business unit. All of these restricted shares will vest on February 28, 2007, if Mr. Cole remains actively employed by Dana through that date.

      As described in last year’s Proxy Statement, in March 2004, Mr. Burns received long-term equity compensation grants under the Amended and Restated Stock Incentive Plan, including replacement grants designed to make up for unvested compensation from his prior employer that he forfeited to accept employment with Dana. These grants consisted of (i) 510,000 stock options (including 360,000 which were replacement grants), with an exercise price equal to the fair market value of Dana stock on the date of grant, which vest at the rate of 25% per year over a four year period; (ii) 36,865 performance shares, of which 0% to 200% can be earned at the end of a three-year performance period to the extent that specified levels of corporate performance are met relating to growth in earnings per share and ROIC measured against Dana’s peer group companies; and (iii) 165,687 restricted stock units, of which 24,577 will vest in full on the fifth anniversary of the date of grant and the remaining 141,110 will vest in one-third increments on each anniversary of the date of grant, in each case if Mr. Burns remains employed on the applicable vesting date. The replacement grants will vest in full if Mr. Burns’ employment is terminated due to his death or disability, by Dana without cause, or by him for good reason (as defined in his employment agreement).

      Under the 1999 Restricted Stock Plan, we also have discretion to grant restricted stock to recognize an executive’s promotion or exceptional contributions. In February 2004, we granted 4,000 restricted shares to Mr. Cole in connection with his promotion to Dana’s former Policy Committee and in April we granted 4,000 restricted shares to Mr. Laisure in recognition of his promotion, described above.

      You can find more information about the long-term equity incentive grants described in this Report in the Summary Compensation Table and elsewhere in the “Executive Compensation” section of this Proxy Statement.

Stock Ownership Guidelines

      We encourage senior executives to own and hold Dana stock and have had stock ownership guidelines for such persons for many years. These guidelines currently apply to approximately 60 senior executives. In 2004, the 15 most highly compensated of these executives had stock ownership targets ranging from 35,000 shares up to 180,000 shares for the CEO. The executives are expected to attain their target ownership levels within five years of taking office and to remain at or above that level until retirement. Directly and indirectly owned stock, restricted stock, restricted stock units, and units credited to an individual’s Stock Account under the Additional Compensation Plan are counted toward the stock ownership targets. In 2004, the CEO achieved 95% of his stock ownership target, the other continuing executive officers named in the Summary Compensation Table exceeded their stock ownership targets, and the other persons among the 15 most highly compensated executives achieved at least 40% of their targets.

Change of Control Arrangements

      Messrs. Burns, Richter, Cole, Laisure, Heine and four other persons have change of control agreements with Dana, and Messrs. Carroll, Franklin and McCormack formerly had such agreements. You can find more information about these agreements in the “Executive Compensation” section of this Proxy Statement.

      Dana maintains a Change of Control Severance Plan which provides for severance payments and benefits to designated senior managers, key leaders and corporate staff (other than those executives with individual agreements) in the event of a change of control of Dana. This plan, which the Board adopted in 2003 and extended in 2004, is effective through December 31, 2006.

Submitted by*,

Richard B. Priory, Chairman
A. Charles Baillie
David E. Berges
James P. Kelly

*	Glen H. Hiner served on the Compensation Committee through April 19, 2004, and Messrs. Berges and Kelly became members of the Committee on that date. Each of them has reviewed and approved this Report with respect to the actions taken during his period of service on the Committee during 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information about compensation for services rendered to Dana and our subsidiaries which was paid or awarded to, or earned by, Mr. Burns, our Chief Executive Officer since March 1, 2004; Mr. Carroll, our Acting President and Chief Operating Officer through March 1, 2004; the four other most highly compensated persons serving as executive officers of Dana at the end of 2004; and Messrs. Franklin and McCormack, who left service with Dana during 2004 but would otherwise have been among the four most highly compensated executive officers during the year. Mr. Franklin ceased to be an active employee of Dana on November 30, 2004. Mr. McCormack also ceased to be an employee on November 30, 2004, upon completion of the sale of the majority of Dana’s automotive aftermarket businesses to Affinia Group Inc. (Affinia), at which time he took a position with Affinia.

					Long-Term
					Compensation Awards
	Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	All Other
		Salary	Bonus	Compensation	Stock Awards	Options/	Compensation
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	SARs (#) (4)	($) (5)

Michael J. Burns	2004	$825,000	$1,000,000	$83,564	$3,526,394	510,000	$393,753
Chief Executive Officer	2003	—	—	—	—	—	—
and President since	2002	—	—	—	—	—	—
March 1, 2004, and Chairman and Chief Operating Officer since April 20, 2004

William J. Carroll	2004	155,000	0	38,244	0	0	4,095,064
Acting President and	2003	580,968	355,000	55,758	315,400	55,000	5,115
Chief Operating Officer	2002	536,500	245,500	55,836	0	55,000	5,115
through March 1, 2004(6)

Robert C. Richter	2004	530,000	159,000	—	157,010	34,000	3,233
Chief Financial Officer	2003	500,000	306,000	—	0	55,000	3,158
	2002	480,000	263,600	—	0	55,000	3,158

Bernard N. Cole	2004	456,667	165,000	66,933	246,730	34,000	5,235
President — Heavy Vehicle	2003	412,000	210,000	—	0	40,000	5,115
Technologies and Systems	2002	398,000	182,100	—	0	40,000	5,115
Group

James M. Laisure	2004	443,860	130,000	—	193,150	22,000	5,135
President – Automotive	2003	388,000	210,000	—	0	40,000	4,515
Systems Group(7)	2002	380,000	166,300	—	0	40,000	4,768

Charles F. Heine	2004	402,000	125,000	—	112,150	22,000	5,235
President — Technology	2003	388,000	201,000	—	0	36,000	5,115
Development and	2002	368,333	169,300	—	0	36,000	5,115
Diversified Products

Marvin A. Franklin, III	2004	500,500	150,150	66,487	157,010	34,000	106,033
President — Dana	2003	520,000	290,000	76,723	0	55,000	3,158
International and Global	2002	495,000	226,500	52,787	0	55,000	3,158
Initiatives through
November 30, 2004

Terry R. McCormack	2004	371,250	893,531 (8)	50,732	0	0	1,351,083
President – Automotive	2003	389,250	191,000	—	0	40,000	3,158
Aftermarket Group through	2002	366,583	168,600	—	0	40,000	12,952
November 30, 2004

(1)	We report annual bonuses in the years in which they are earned, regardless of whether they are paid in that year or the following year or payment is deferred under the Additional Compensation Plan or other incentive arrangements.

(2)	This column shows perquisites and personal benefits the value of which exceeded the lesser of $50,000 or 10% of each executive officer’s salary and bonus for the year. Of the amounts reported in this column, the following benefits were valued in amounts that exceeded 25% of the value of the total perquisites and personal benefits provided to the individual: for Mr. Burns, use of corporate aircraft ($21,193), professional services ($29,803) and club membership fees ($23,470) in 2004; for Mr. Carroll, use of company-furnished vehicles ($10,654 in 2004, $17,218 in 2003 and $15,420 in 2002) and professional services ($19,554 in 2004, $22,546 in 2003 and $30,329 in 2002); for Mr. Cole, use of a company-furnished vehicle ($22,132), use of corporate aircraft ($21,313) and professional services ($23,487) in 2004; for Mr. Franklin, use of a company-furnished vehicle ($15,441 in 2003), use of corporate aircraft ($20,870 in 2004 and $21,338 in 2003) and professional services ($27,057 in 2004, $36,377 in 2003 and $29,172 in 2002); and for Mr. McCormack, professional services ($32,303 in 2004). Professional services included personal financial, tax and/or estate planning services.

(3)	For Mr. Burns, this column shows the value of the 165,687 restricted stock units granted in 2004 under his employment agreement. We calculated these values by multiplying the number of restricted stock units granted by the closing price of our stock on the dates of grant, as these units had no purchase price. The grants consisted of 63,135 restricted stock units granted on March 1, 2004, when the closing price was $22.15 per share, and 102,552 restricted stock units granted on April 19, 2004, when the closing price was $20.75 per share. At December 31, 2004, Mr. Burns held 165,687 restricted stock units valued at $2,871,356 based on the closing price of our stock on that date ($17.33 per share).

This column also shows the value of restricted stock granted to the other executive officers in years 2002 through 2004 under the 1999 Restricted Stock Plan. We calculated these values by multiplying the number of restricted shares granted by the closing price of our stock on the dates of grant, as these shares had no purchase price. The closing prices for our stock on the various grant dates were $15.77 per share on October 21, 2003, for Mr. Carroll’s 20,000 restricted shares; $22.43 per share on February 9, 2004, for Mr. Richter’s 7,000 restricted shares, Mr. Cole’s 11,000 restricted shares, Mr. Laisure’s 5,000 restricted shares, Mr. Heine’s 5,000 restricted shares, and Mr. Franklin’s 7,000 restricted shares; and $20.25 per share on April 20, 2004, for Mr. Laisure’s 4,000 restricted shares. Dividends are paid on the restricted shares and restricted stock units. Dividends may be paid in cash under the plans, but for currently outstanding shares and units, dividends are paid in additional restricted shares or units, accrued at the same times and rates as cash dividends are paid to shareholders.

At December 31, 2004, Mr. Carroll held 16,309 restricted stock units converted from restricted shares valued at $229,446; Mr. Richter held 39,759 restricted shares and 10,985 restricted stock units converted from restricted shares valued at $867,874; Mr. Cole held 37,324 restricted shares and 7,616 restricted stock units converted from restricted shares valued at $769,110; Mr. Laisure held 57,116 restricted shares valued at $978,300; Mr. Heine held 48,523 restricted shares and 10,182 restricted stock units converted from restricted shares valued at $991,558; Mr. Franklin held 39,726 restricted shares and 21,329 restricted stock units converted from restricted shares valued at $1,010,533; and Mr. McCormack held 56,679 restricted shares valued at $952,151, all of which were subsequently vested on an accelerated basis, as authorized by the Compensation Committee. We calculated these values by multiplying the number of restricted shares and restricted stock units held by the excess of the closing price of our stock on December 31, 2004 ($17.33 per share) over the purchase price, if any, paid by the grantee.

(4)	This column shows the number of shares of Dana stock underlying options granted under the Amended and Restated Stock Incentive Plan in years 2002 through 2004. No stock appreciation rights (SARs) were granted to the named executive officers in this period.

(5)	Unless otherwise indicated below, the amounts in this column represent contributions made by Dana under the Dana Corporation Savings and Investment Plan, a profit-sharing plan qualified under

Code Sections 401(a) and 401(k), to match contributions by the named executive officers to their accounts.

For Mr. Burns, the amount shown for 2004 includes, in addition to $4,167 for matching contributions under the Savings and Investment Plan, (i) a service-based credit of $104,354 to the notional account established for Mr. Burns for the supplemental retirement benefit provided under his employment agreement, which is described later in this Proxy Statement under “Employment Agreements,” (ii) a premium of $12,923 for a term life insurance policy, and (iii) the following one-time payments which he received under his employment agreement: $181,727 to replace compensation earned from his former employer but forfeited because of the termination of such employment, a standard relocation payment of $79,167 (equal to one month’s salary) and reimbursement of $11,415 for relocation expenses. In addition, as reported in last year’s Proxy Statement, pursuant to his employment agreement, a one-time initial credit of $5,900,000 was made to Mr. Burns’ notional account for his supplemental retirement benefit in 2004 to replace the non-qualified supplemental retirement benefits from his prior employer that he forfeited upon leaving that employment.

For Mr. Carroll, the amount shown for 2004 includes, in addition to $5,235 for matching contributions under the Savings and Investment Plan, (i) aggregate payments of $943,000 which he received in connection with his retirement from Dana pursuant to the letter agreement described later in this Proxy Statement under “Separation Agreements,” a copy of which has been filed with Dana’s report on Form 10-Q for the quarterly period ending June 30, 2004, and (ii) $3,146,829 representing his aggregate lump sum retirement benefits that are described later in this Proxy Statement under “Pension Benefits.”

For Mr. Franklin, the amount shown for 2004 includes, in addition to $3,233 for matching contributions under the Savings and Investment Plan, (i) a payment of $72,800 in December 2004, constituting the first of twelve equal installments of severance pay to which he is entitled pursuant to the Separation Agreement described later in this Proxy Statement under “Separation Agreements,” a copy of which has been filed with Dana’s report on Form 10-Q for the quarterly period ending September 30, 2004, and (ii) a one-time payment of $30,000 in December 2004 to cover transition expenses, also paid pursuant to the Separation Agreement.

For Mr. McCormack, the amount shown in 2004 includes, in addition to $3,233 for matching contributions under the Savings and Investment Plan, (i) $363,920 paid pursuant to the agreement described in Note 8 below, representing the difference between the grant price of his unvested Dana stock options that were forfeited when he left employment with Dana and the fair market value of the underlying Dana stock when he commenced employment with Affinia and (ii) $983,930 representing his aggregate lump sum retirement benefits that are described later in this Proxy Statement under “Pension Benefits.” The amount shown for 2002 includes, in addition to $3,158 for matching contributions under the Savings and Investment Plan, $9,794 for reimbursement of relocation expenses.

(6)	Mr. Carroll was also President — Automotive Systems Group, 2001-2003.

(7)	Mr. Laisure was also President — Engine and Fluid Management Group, 2001-2004.

(8)	Mr. McCormack earned a pro rata bonus of $83,531 in 2004 for services to Dana through November 30. Dana entered into an agreement dated March 12, 2004, with Mr. McCormack to assure his assistance in selling the company’s automotive aftermarket businesses. A copy of that agreement has been filed with Dana’s report on Form 10-Q for the quarterly period ending March 31, 2004. Pursuant to that agreement, and subject to certain conditions, Mr. McCormack is entitled to receive a retention incentive payment in the aggregate amount of $810,000 in consequence of remaining in Dana’s employment as President — Automotive Aftermarket Group through the date of the closing of this sale and accepting employment with the buyer as of the closing date. The first installment (50%) of this incentive payment has been paid and the second installment (50%) is expected to be paid during 2005. The retention incentive payment is deemed to have been earned in 2004 and accordingly is being reported as a 2004 bonus.

Option/SAR Grants in Last Fiscal Year

      The following table shows stock options that were granted during 2004 to the executive officers named in the Summary Compensation Table under the Amended and Restated Stock Incentive Plan. No SARs were granted to these executive officers in 2004.

	Number of	% of Total
	Securities	Options/SARs			Grant
	Underlying	Granted to	Exercise or		Date
	Options	Employees	Base Price	Expiration	Present
Name	Granted (#)	in 2004	($/Share) (1)	Date (2)	Value ($) (3)

Mr. Burns	510,000 shares	25.27%	$21.82	02-28-14	$4,584,900
Mr. Carroll	0 shares	—	—	—	—
Mr. Richter	34,000 shares	1.68%	22.43	02-08-14	305,660
Mr. Cole	34,000 shares	1.68%	22.43	02-08-14	305,660
Mr. Laisure	22,000 shares	1.09%	22.43	02-08-14	197,780
Mr. Heine	22,000 shares	1.09%	22.43	02-08-14	197,780
Mr. Franklin	34,000 shares	1.68%	22.43	02-08-14	305,660
Mr. McCormack	0 shares	—	—	—	—

(1)	The exercise price is the amount the option holder must pay to purchase each share of Dana stock that is subject to an option. In each case, the exercise price reported in this table is equal to the “fair market value” of the stock on the grant date of the option, as that term is defined in the Amended and Restated Stock Incentive Plan. Mr. Burns’ options were granted on March 1, 2004. All other options shown in the table were granted on February 9, 2004.

(2)	The options may be exercised from one to ten years after the date of grant as follows: 25% of the total options may be exercised after one year, 50% after two years, 75% after three years and 100% after four years. Subject to the 10-year term, the options may be exercised for up to one year after the holder dies or becomes totally and permanently disabled and for up to five years after the holder retires, but the options terminate if the holder’s employment with Dana is terminated for any other reason. The exercise rights will be accelerated in the event of a “change of control” of Dana, as defined in the Amended and Restated Stock Incentive Plan.

(3)	We have used a variant of the Black-Scholes option pricing model to determine the hypothetical grant date value for these options. In applying the model, we have assumed a stock price volatility of 51.84%, a 3.29% risk-free interest rate, a dividend yield at the date of grant of 2.22% and a 5.4-year option term. Based on these assumptions, the weighted average fair value of the options granted in 2004 was $8.99. Our model did not assume any adjustments for non-transferability or any forfeitures prior to exercise, which could have reduced the reported grant date values. Since our model is assumption-based, it may not accurately determine the present value of the options. The true value of the options, when and if exercised, will depend on the actual market price of Dana stock on the date of exercise.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

      The following table shows the number and value of options exercised in 2004 by the executive officers named in the Summary Compensation Table; the number of securities underlying their unexercised options at December 31, 2004; and the value of their unexercised in-the-money options at

December 31, 2004, based on the closing price of our stock on that date ($17.33 per share). None of the named executive officers held or exercised any SARs during 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at 12/31/04 (#)		12/31/04 ($)
	Shares Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Burns	-0-	$0	-0-	510,000	$0	$0
Mr. Carroll	-0-	0	378,000	-0-	604,450	0
Mr. Richter	-0-	0	264,250	116,500	178,613	425,838
Mr. Cole	-0-	0	223,000	93,000	129,900	309,700
Mr. Laisure	-0-	0	171,000	81,000	129,900	309,700
Mr. Heine	-0-	0	182,000	76,000	116,910	278,730
Mr. Franklin	-0-	0	299,500	116,500	178,613	425,838
Mr. McCormack	-0-	0	-0-	-0-	0	0

Long-Term Incentive Plan Awards in Last Fiscal Year

      The following table contains information about performance stock awards (performance shares) granted to the executive officers named in the Summary Compensation Table during 2004 under the Amended and Restated Stock Incentive Plan. The number of performance shares awarded to each officer was determined based on an individual target dollar value related to his pay group. Vesting of the performance shares is contingent on Dana’s achieving, over the three-year performance period from 2004 through 2006, certain pre-established performance goals for (i) cumulative earnings per share (EPS) and (ii) average return on invested capital (ROIC) measured against the peer group companies selected by the Compensation Committee. The threshold number of performance shares shown in the table below will be earned if Dana achieves no less than the threshold level of performance relating to the established EPS and ROIC goals, the target number will be earned if Dana achieves the targeted level of performance relating to such goals, and the maximum number will be earned if Dana achieves at least the maximum level of performance relating to such goals. Generally, the officer must remain actively employed with Dana at the end of the performance period (December 31, 2006) for his performance shares to vest based on Dana’s performance. The performance shares will be payable, if earned, in shares of Dana common stock.

			Estimated Future Payouts Under
			Non-Stock Price-Based Plan
	Number of	Performance
	Performance	Period
Name	Shares (#)	Until Payout	Threshold (#)	Target (#)	Maximum (#)

Mr. Burns	36,865	2004-2006	18,432	36,865	73,730
Mr. Carroll	-0-	—	—	—	—
Mr. Richter	11,000	2004-2006	5,500	11,000	22,000
Mr. Cole	11,000	2004-2006	5,500	11,000	22,000
Mr. Laisure	7,000	2004-2006	3,500	7,000	14,000
Mr. Heine	7,000	2004-2006	3,500	7,000	14,000
Mr. Franklin	11,000	2004-2006	5,500	11,000	22,000
Mr. McCormack	-0-	—	—	—	—

Employment Agreements

      Mr. Burns has an employment agreement with Dana which will continue in effect until it is terminated due to his death or disability, by Dana with or without “cause,” or by Mr. Burns with or without “good reason” (as such terms are defined in the agreement).

      Under this agreement, Mr. Burns received the 2004 annual salary, annual bonus and long-term incentive grants and the one-time payment to replace forfeited compensation earned from his former employer that are described elsewhere in this Proxy Statement. He will also receive 2005 long-term equity grants with a value equal to 400% of his base salary (50% in the form of stock options, 30% in the form of performance shares, and 20% in the form of restricted stock units).

      During his employment with Dana, Mr. Burns is entitled to participate in the Additional Compensation Plan and the company’s various employee benefit plans that are available to employees hired by Dana on or after his date of employment.

      If Mr. Burns is terminated by Dana without cause or, if he terminates his employment for good reason, he will be entitled to any accrued and deferred salary, pro-rata bonus, vacation pay and benefits through the date of termination. Upon such a termination, and conditioned upon his signing a release of claims in favor of Dana, he will also be entitled to monthly severance payments for a two-year period equal to 1/12 of the sum of his annual base salary and the target bonus he was scheduled to receive during the year of termination, continuation of benefits for the two-year severance period, and service credit under Dana’s benefit plans for such severance period.

      Under his employment agreement, Mr. Burns will receive a non-qualified supplemental retirement benefit equal to the vested amount credited to a notional account on his behalf. An initial credit of $5,900,000 was made to his account in 2004 in order to replace non-qualified supplemental retirement benefits from his prior employer that he forfeited upon leaving that employment. Additional annual service-based credits and interest credits will be made to his account each year as if he were participating in the Dana Corporation Retirement Plan described later in this Proxy Statement under “Pension Benefits,” without regard to certain legal limits on compensation and benefits that apply to that plan. For the purpose of determining the annual service-based credit, Mr. Burns will be deemed to have completed 30 years of service with Dana. As a result, the annual service credit received by Mr. Burns is equal to 6.4% of “earnings” (as that term is defined in the Retirement Plan) up to one-quarter of the Social Security taxable wage base, plus 12.8% of earnings over one-quarter of such taxable wage base. The benefit payable to Mr. Burns under this arrangement will be offset by the vested account balance he has under Dana’s SavingsWorks Plan (a Code Section 401(k) defined contribution plan available to employees hired by Dana on or after January 1, 2003), other than the portion of such balance attributable to his elective deferrals. The balance credited to his account is subject to a five-year vesting requirement (with partial acceleration upon his termination of employment by Dana without cause, by Mr. Burns for good reason or due to his death or disability).

      Under his employment agreement, Mr. Burns has agreed not to disclose any confidential information about Dana to others while employed by the company or thereafter and not to engage in competition with Dana for two years following his termination of employment.

      Mr. Carroll had an employment agreement with Dana which provided that while he was employed by the company he would be paid, at a minimum, an annual base salary of $620,000, and under which he agreed not to disclose any confidential information about Dana to others while employed by the company or thereafter. That agreement (except the confidentiality provisions) terminated in connection with his retirement from the company.

Change of Control Agreements

      Messrs. Burns, Richter, Cole, Laisure, Heine and four other individuals have agreements which will become operative upon a change of control of Dana (as defined in the agreements) if the individual is then in the employ of the company. If these agreements become operative, each individual will continue to receive not less than the total compensation in effect at the time the agreement became operative and will continue to participate in Dana’s executive incentive plans with at least the same reward opportunities, and with perquisites, fringe benefits and service credits for benefits at least equal to those that were provided prior to the date the agreement became operative.

      Under these agreements, following a change of control of Dana, the individuals agree not to disclose any confidential information about the company to others while employed by Dana or thereafter and not to engage in competition with Dana for three years following their termination of employment, or for one year following such termination if the employment is terminated by Dana without “cause” or by the individual for “good reason” (both as defined in the agreements).

      If any of these individuals is terminated by Dana without cause or terminates his employment for good reason after a change of control, he will be entitled to receive a lump sum payment equal to the lesser of the amount which is equal to three years of his compensation or the amount of compensation which would be received by such executive before he reaches the age of 65. For the purpose of calculating the lump sum payment, compensation means the individual’s base salary plus the greater of his highest annual bonus over the three preceding years or his target annual bonus as of his date of termination. Additionally, the individual will be entitled to continue his participation under Dana’s employee benefit plans and programs for a period of three years, unless benefit coverage is provided by another employer, and will be entitled to certain outplacement benefits.

      Under these agreements, if an excise tax is imposed under Code Section 4999 on payments received by the individual due to a change of control of the company, Dana will generally pay him an amount that will net him the amount he would have received if the excise tax had not been imposed. However, if the change of control payments do not exceed 110% of the highest amount that would not trigger the excise tax under Code regulations, the amount of such payments will be reduced to the amount necessary to avoid the imposition of the excise tax entirely.

      Messrs. Carroll, Franklin and McCormack had change of control agreements similar to those described above, which terminated for Messrs. Carroll and McCormack when they ceased to be employed by Dana and for Mr. Franklin when he ceased to be an active employee of Dana.

Separation Agreements

      Dana and Mr. Carroll, the former President — Automotive Systems Group and acting President and Chief Operating Officer of Dana, entered into a letter agreement in connection with his retirement from Dana. Pursuant to this agreement, Mr. Carroll became entitled to a separation payment of $933,000, which was paid to him in 2004 as reflected in the Summary Compensation Table in this Proxy Statement. In addition, Dana and Mr. Carroll agreed that April 1, 2004, would be considered his retirement date for purposes of all Dana benefit, pension and compensation plans. In consideration of the payments made to him under this agreement, Mr. Carroll agreed to a general release of claims and covenant not to sue in favor of Dana and its affiliates and to confidentiality, nondisclosure, non-competition and non-solicitation provisions for the benefit of Dana.

      Dana and Mr. Franklin, the former President — Dana International and Global Initiatives, entered into a Separation Agreement, General Release and Covenant Not to Sue in connection with his ceasing to be an active employee of Dana on November 30, 2004. The separation benefits provided to Mr. Franklin under this agreement consist principally of separation payments for a separation period equal to twelve months (which period may be extended for an additional six months in the event that Mr. Franklin has not accepted another employment position as of November 30, 2005) equal to his base salary and his target bonus for 2005 (60% of base salary); continuation of health plan benefits during such period; and credited service for such period for purposes of the pension plans in which Mr. Franklin participates and for vesting purposes in connection with his outstanding equity grants. The portion of the separation payments made to Mr. Franklin in 2004 are reflected in the Summary

Compensation Table. Mr. Franklin will be treated as having retired from Dana at the end of the separation period. In consideration of specified payments made to him under this agreement, Mr. Franklin has agreed to a general release of claims and covenant not to sue in favor of Dana and its affiliates and to confidentiality, nondisclosure, non-competition and non-solicitation provisions for the benefit of Dana.

Pension Benefits

      Mr. Burns’ retirement benefits are described earlier in this Proxy Statement under “Employment Agreements.”

      Pension benefits for Messrs. Richter, Cole, Laisure, Heine and Franklin will be determined under the Dana pension plans described below, and the pension benefits paid to Messrs. Carroll and McCormack during 2004 were determined under these plans.

      Dana Corporation Retirement Plan. This plan, which we also refer to as the CashPlus Plan, is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants’ benefits are expressed as individual accounts). Management employees (and most other non-union employees) first employed by Dana prior to January 1, 2003, participate in this plan, and, accordingly, Mr. Burns is not eligible to participate. Messrs. Richter, Cole, Laisure, Heine and Franklin currently participate in the Retirement Plan and Messrs. Carroll and McCormack formerly participated. Benefits under this plan are computed as follows. During each year of participation in the plan, a participating employee earns a service credit equal to a specified percentage of his or her “earnings” (as defined in the plan) up to one-quarter of the Social Security taxable wage base, plus a specified percentage of his or her earnings above one-quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one-quarter of the taxable wage base, plus 12.8% of earnings over one-quarter of the taxable wage base).

      A participant employed by Dana on July 1, 1988 (when this plan was converted to a cash balance plan) also earns a transition benefit designed to provide that his or her retirement benefit under the current plan will be comparable to the benefit he or she would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his or her 62nd birthday, except that in the event of a change in control of Dana, the participant will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (generally, not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current plan or a benefit comparable to the benefit provided under the predecessor plan (determined as of July 1, 1993) with interest credits. The normal retirement age under the plan is 65.

      Excess Benefits Plan. U.S. federal tax law imposes maximum payment limitations on tax-qualified pension plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under the Retirement Plan (or any other funded Dana tax-qualified defined benefit plan) whose pension benefits are affected by these limitations. Under this Excess Benefits Plan, Dana will pay from its general funds any amounts that exceed the federal limitations and any amounts that are not paid under the Retirement Plan due to earnings being reduced by deferred bonus payments.

      The estimated monthly annuity benefits payable, starting at age 65, as accrued through December 31, 2004, in the aggregate under the Retirement Plan and Excess Benefits Plan are $14,127 for Mr. Richter, $14,292 for Mr. Cole, $9,665 for Mr. Laisure, $8,854 for Mr. Heine and $13,368 for Mr. Franklin. Messrs. Carroll and McCormack retired from service with Dana in 2004 and elected to receive distribution of their pension benefits under these plans in lump sum payments. Mr. Carroll received payments of $671,801 under the Retirement Plan and $1,144,536 under the Excess Benefits

Plan. Mr. McCormack received payments of $423,141 under the Retirement Plan and $324,273 under the Excess Benefits Plan.

      Supplemental Benefits Plan. Dana has also adopted a Supplemental Benefits Plan that covers certain U.S.-based senior management who participated in the predecessor to the Retirement Plan as of June 30, 1988. This currently includes Messrs. Richter, Cole, Laisure, Heine and Franklin and formerly included Messrs. Carroll and McCormack. Under this plan, a participant who retires before the end of 2009, will be entitled to receive the difference between the aggregate benefits that he or she will receive under the Retirement Plan and the Excess Benefits Plan and, if greater, a percentage of the benefit that he or she would have been entitled to receive under the predecessor plan to the Retirement Plan in effect prior to July 1, 1988. That percentage is 80% in the event of retirement before the end of 2004 and 70% in the event of retirement in the years 2005-2009. The predecessor plan formula is based on 1.6% of final monthly earnings, as defined below, for each year of credited service, less 2% of 80% of a participant’s Social Security benefit for each year of accredited service up to 25 years.

      The estimated monthly annuity benefits payable, starting at age 65, as accrued through December 31, 2004, under the Supplemental Benefits Plan and reflecting the 70% benefit, are $3,807 for Mr. Richter, $4,392 for Mr. Cole, $3,272 for Mr. Laisure, $4,636 for Mr. Heine and $5,083 for Mr. Franklin. Messrs. Carroll and McCormack elected to receive distribution of their pension benefits under this plan in lump sum payments during 2004 and they received payments of $1,330,429 and $236,516, respectively.

      In the event of a change of control of Dana, participants in the Excess Benefits and Supplemental Benefits Plans will receive lump-sum payments of all benefits previously accrued under these plans and will be entitled to continue to accrue benefits thereunder.

EQUITY COMPENSATION PLANS

      The following table contains information as of December 31, 2004, about shares of stock which may be issued under our equity compensation plans, all of which have been approved by our shareholders.

Equity Compensation Plan Information

Number of securities to be
	issued upon exercise of	Weighted average exercise	Number of securities
	outstanding options, warrants	price of outstanding options,	remaining available
Plan Category	and rights	warrants and rights	for future issuance

Equity compensation plans approved by security holders	16,696,165(1)	$26.23(2)	11,931,138(3)
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

Total	16,696,165(1)	$26.23(2)	11,931,138(3)

(1)	This number includes (i) securities subject to options and SARs outstanding at December 31, 2004, under the Amended and Restated Stock Incentive Plan, the 1993 and 1998 Directors Stock Option Plans, and the Echlin Inc. 1992 Stock Option Plan and (ii) securities to be issued relating to an aggregate of 314,202 restricted stock units outstanding at that date under the Amended and Restated Stock Incentive Plan and the 1989 and 1999 Restricted Stock Plans. The number does not include (i) the 376,396 units credited to employees’ Stock Accounts under the Additional Compensation Plan or the 171,173 units credited to non-management directors’ Stock Accounts under the Director Deferred Fee Plan as of that date, which units may ultimately be distributed in the form of cash and/or stock according to the terms of those plans, or (ii) the 225,641 performance shares granted under the Amended and Restated Stock Incentive Plan as of that date.

(2)	In calculating the weighted average exercise price in this column, we have excluded the restricted stock units and performance shares referred to in Note 1 above, since they have no exercise price.

(3)	The number of shares of Dana stock available for future issuance at December 31, 2004, consisted of 289,224 shares under the Additional Compensation Plan; 230,707 shares under the Director Deferred Fee Plan; 465,057 shares under the 1989 Restricted Stock Plan (as dividend equivalents to be credited on outstanding grants); 740,271 shares under the 1999 Restricted Stock Plan; and 5,705,879 shares under the Amended and Restated Stock Incentive Plan (taking into account the 225,641 performance shares referred to in Note 1 above, at the target payout level). This number also includes 4,500,000 shares that may be issued under the Employees’ Stock Purchase Plan for sale to the plan custodian.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our stock to file initial stock ownership reports and reports of changes in their ownership with the SEC. Under SEC rules, we must be furnished with copies of these reports. Based on our review of these filings and representations made to us by these reporting persons, we do not know of any failure by such persons to file a report required by Section 16(a) on a timely basis during 2004, or during prior fiscal years except as otherwise reported in our previous proxy statements.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following graph and table show the yearly change in cumulative total shareholder return on Dana stock (assuming a $100 investment on December 31, 1999, and quarterly reinvestment of dividends during the period) compared to the cumulative total return on the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Auto Parts & Equipment Index for the past five fiscal years. Returns are rounded to the nearest dollar in the graph and table.

	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004

Dana Corporation	$100	$54	$52	$44	$69	$67

S&P 500	100	91	80	62	80	89

S&P Auto Parts & Equipment	100	77	92	83	119	123

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

      In accordance with a notice sent to shareholders who share a single address, we are sending only one Annual Report and one Notice of Meeting and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

      Shareholders residing at such an address who wish to receive separate copies of the Annual Report or Notice of Meeting and Proxy Statement in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, may contact our Director of Investor Relations by telephone at 419-535-4635 or by mail at Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697 to request a change.

By Order of the Board of Directors,

Michael L. DeBacker
Secretary

March 18, 2005

Exhibit A

DANA CORPORATION

AUDIT COMMITTEE CHARTER

Purpose. The Audit Committee shall appoint Dana’s independent auditors (subject to shareholder ratification at the annual meeting) and the firm shall report directly to the Committee. The Committee shall also assist the Board in its oversight of the integrity of Dana’s financial statements, Dana’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of Dana’s internal audit function and of the independent auditors.

Organization. The Committee shall have at least three members, including the Committee Chairman, who are appointed by the Board. All members shall be non-management directors and shall meet such independence and expertise requirements as are applicable under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (Exchange Act), the rules and regulations of the Securities and Exchange Commission (SEC), and the requirements of the New York Stock Exchange. At least one member shall be an “audit committee financial expert” as defined by the SEC. The Committee shall meet and take action in accordance with the procedures set out in Dana’s By-Laws.

Responsibilities. The Committee shall have the following responsibilities:

      Independent Auditors

•	To appoint the independent auditors (subject to shareholder ratification at the annual meeting) and to replace the firm at any time, at the Committee’s sole discretion;

•	To evaluate the qualifications, independence and performance of the independent auditors and the firm’s lead partner (including considering whether the firm’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the firm’s independence), taking into account the opinions of management and the internal auditors;

•	To be directly responsible for the compensation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work (including resolution of disagreements between management and the independent auditors regarding financial reporting);

•	To pre-approve the audit and permitted non-audit services to be provided by the independent auditors and the fees to be paid for those services and the terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to completion of the audit);

•	To receive from the independent auditors annual written reports, consistent with Independence Standards Board Standard No. 1, regarding relationships between the firm and its related entities and Dana and the firm’s independence, to discuss such reports with the firm, to present its conclusions with respect to the firm’s independence to the Board, and, if deemed appropriate by the Committee, to recommend that the Board take appropriate action to satisfy itself of the firm’s independence; and

•	To receive from and review with the independent auditors annual written reports describing the firm’s internal quality control procedures, any material issues raised by the firm’s most recent internal quality control review or peer review or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting any independent audits performed by the firm and any steps taken to deal with any such issues, and all relationships between the firm and Dana.

      Financial Statements and Internal Controls

•	To review with the independent auditors and the senior accounting and internal auditing executives the planning and staffing of the annual audit;

•	To review with the independent auditors and the senior accounting and internal auditing executives the critical accounting policies and practices to be used in the annual and quarterly financial statements, any alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management (including the ramifications of the use of such alternative treatments and the treatment preferred by the independent auditors), and other material written communications between management and the independent auditors;

•	To review with the independent auditors, the senior internal auditing executive, and management the annual and quarterly financial statements (including the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to filing. Each review will include any major issues regarding accounting and auditing principles and practices, any significant changes in the selection or application of accounting principles, any analyses prepared by management or the independent auditors regarding any significant financial reporting issues and judgments made in connection with preparation of the financial statements, the effect of regulatory and accounting initiatives and any off- balance sheet structures on the financial statements, the adequacy of disclosure controls and internal controls that could significantly affect the financial statements (including any significant deficiencies or material weaknesses in the design and operation of the internal controls, any fraud involving management or other employees who have a significant role in the internal controls, and any special audit steps adopted in light of such deficiencies, weaknesses or fraud), and any recommendations by the independent auditors relating to the financial statements and management’s responses to such recommendations;

•	To review with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the annual audit, including any problems or difficulties encountered in the course of the annual audit and management’s responses, any restrictions on the scope of activities or access to required information and any changes required in the planned scope of the audit;

•	To review with management and the independent auditors any significant disagreements with respect to the annual and quarterly financial statements and to intervene, as it determines to be appropriate, to resolve such disagreements;

•	To discuss earnings releases and announcements, as well as financial information and earnings guidance provided to analysts and rating agencies, including the use of non-GAAP financials measures;

•	To review Dana’s major financial risk exposures, including significant issues relating to contingent liabilities, taxes, and insurance programs, and the steps management has taken to monitor and control such exposures, including Dana’s risk assessment and risk management policies;

•	To review the responsibilities, budget and staffing of the internal audit function, including the appointment and replacement of the senior internal auditing executive and any recommended changes in the planned scope of the internal audit;

•	To review with the independent auditors, the senior internal auditing executive, and management any significant findings apart from the annual audit; and

•	To obtain from the independent auditors assurances that Section 10A of the Securities Exchange Act relating to possible illegal acts affecting the financial statements has not been invoked.

      General

•	To meet at least quarterly with management, the senior internal auditing executive, and the independent auditors in separate executive sessions;

•	To prepare the Audit Committee report required by the rules of the SEC to be included in Dana’s annual proxy statement and to recommend that the annual audited financial statements be included in Dana’s annual report on Form 10-K;

•	To establish procedures for the receipt, retention and treatment of complaints received by Dana regarding accounting, internal accounting controls or auditing matters, including the confidential and anonymous submission by employees of concerns about questionable accounting or auditing matters;

•	To establish policies for hiring employees and former employees of the independent auditors;

•	To review and reassess the performance of this Committee and the adequacy of this Charter annually and to recommend any proposed changes to the Board; and

•	To report its activities to the Board regularly.

Compliance. The Committee shall assist the Board in monitoring Dana’s compliance with applicable laws and regulations and with Dana’s Standards of Business Conduct. The Committee shall review with management and the General Counsel legal matters that may have a material impact on Dana’s financial statements or compliance policies and material reports or inquiries received from regulators or governmental agencies and, as appropriate, shall make reports and recommendations to the Board.

Outside Advisors. The Committee may, at Dana’s expense and without Board approval, retain outside legal, accounting and other advisors to assist it in performing its functions. The Committee has sole authority to approve the advisors’ fees and other terms of engagement and to terminate the advisors. The Committee may request any officer or employee of Dana, the independent auditors or Dana’s outside counsel to attend any Committee meeting or to meet with any of the Committee’s members or advisors.

Limitations on Committee’s Role. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, determine that Dana’s financial statements are complete and accurate and in accordance with GAAP, conduct investigations, or resolve any disagreements between management and the independent auditors.

Funding. Dana shall provide appropriate funding, as determined by the Committee, for the payment of compensation to the independent auditors for the audit services and permitted non-audit services and to any outside advisors retained by the Committee.

Adopted July 7, 2004

DANA CORPORATION P.O. BOX 1000 TOLEDO, OH 43697	VOTE BY PHONE - 1-800-690-6903
Telephone voting is available to shareholders in the United States and Canada. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the business day before the annual meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dana Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DO NOT RETURN THE BELOW PROXY CARD IF YOU VOTED BY PHONE OR INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DNCOR1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DANA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1
AND “FOR” THE PROPOSAL IN ITEM 2.

1.	ELECTION OF DIRECTORS:		For	Withhold	For All	To withhold authority to vote, mark “For All Except”
	01) A.C. BAILLIE	06) S.G. GIBARA	All	All	Except	and write the nominee’s number on the line below.
	02) D.E. BERGES	07) C.W. GRISE	☐	☐	☐	_______________________________________
	03) M.J. BURNS	08) J.P. KELLY
	04) E.M. CARPENTER	09) M.R. MARKS
	05) R.M. GABRYS	10) R.B. PRIORY

VOTE ON PROPOSAL

		For	Against	Abstain
2.	TO RATIFY PRICEWATERHOUSECOOPERS AS THE COMPANY’S INDEPENDENT AUDITORS	☐	☐	☐

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

________________________________________	________	________________________________________	________
Signature [PLEASE SIGN WITHIN BOX] [ ]	Date	Signature (Joint Owners)	Date

DANA CORPORATION

ADMISSION TICKET 2005 ANNUAL MEETING OF SHAREHOLDERS

You are cordially invited to attend the Annual Meeting of Shareholders of Dana Corporation to be held on Monday, April 18, 2005 at 2:00 p.m. (EDT) at the Dana Corporation Technical Resource Park, 8000 Yankee Road, Ottawa Lake, Michigan 49267.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trustee, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

Directions to the meeting location are posted on our web site at http://www.dana.com/investors and may also be obtained by calling our Investor Relations Department at 419-535-4633.

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PROXY
DANA CORPORATION

Annual Meeting of Shareholders to be held on April 18, 2005
Proxy Solicited by the Board of Directors

     Michael L. DeBacker, M. Jean Hardman, Marc S. Levin, Pamela W. Fletcher, Laura L. Aossey or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side hereof and, in their discretion, upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Shareholders, to be held at the Dana Corporation Technical Resource Park, 8000 Yankee Road, Ottawa Lake, Michigan 49267 on April 18, 2005, at 2:00 p.m. (EDT), and at any adjournments or postponements.

     For Dana Corporation Employees’ Stock Purchase Plan participants: The undersigned instructs The Bank of New York, as Custodian for the Plan, to vote all shares of Common Stock credited to the undersigned’s account as of the latest available processing date on or before February 22, 2005, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Custodian in its discretion.

     This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment or postponement thereof.

     To follow the Board of Directors’ recommendations, sign, date and mail this proxy in the enclosed return envelope, or vote by telephone or Internet (see instructions on reverse side).

(Continued and to be marked, dated and signed on the other side)